Exhibit 10.2

FOURTH AMENDMENT TO THE
ST. JOE COMPANY DEFERRED CAPITAL ACCUMULATION PLAN

(As Amended and Restated Effective January 1, 2002)

Pursuant to Section 9.1 of The St. Joe Company Deferred Capital Accumulation Plan (As Amended and Restated Effective January 1, 2002) (hereinafter the “Plan”), said Plan is hereby amended effective January 1, 2005:

1. Section 2.3 of the Plan is amended and restated in its entirety to read as follows:

“2.3 ‘Annuity Starting Date’

Means the date as of which a distribution to a Participant or Beneficiary is made.”

2. Section 2.6 of the Plan is amended and restated in its entirety to read as follows:

“2.6 ‘Change in Control’

Means: (a) During any single transaction, or in a series of transactions over a twelve month period, 35% or more of the outstanding voting stock of the Company is acquired by any person or group other than the Alfred I. duPont Testamentary Trust and the Nemours Foundation, except that this Subsection (a) shall not apply as long as the Alfred I. duPont Testamentary Trust or the Nemours Foundation, or any combination of both, owns more voting stock than such person or group; or

(b)	Stockholders of the Company, other than the Alfred I. duPont Testamentary Trust and the Nemours Foundation, replace, during any twelve month period, the Board of Directors, and the newly appointed Directors are not endorsed by a majority of the then sitting Board of Directors.

(c)	The Company is a party to a merger or similar transaction, as a result of which, a person or group acquires ownership of more that 50% of the total fair market value or total voting power of the stock of the corporation.

Notwithstanding (a) through (c) above, no Change in Control occurs as long as the combined ownership of the Alfred I. duPont Testamentary Trust and the Nemours Foundation exceeds 50% of the outstanding voting stock of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

In no event shall a Change in Control be deemed to occur prior to January 1, 2003, for purposes of this Plan.”

3.	Section 4.1 of the Plan is amended by replacing the second sentence thereof with the following:

“Notwithstanding the foregoing, a Participant shall elect to defer 2006 bonus compensation (payable in 2007) and base pay deferral for 2007 by July 1, 2006.

4.	Section 4.5 of the Plan is amended and restated in its entirety to read as follows:

“4.5 Suspension for Hardship Withdrawals from Qualified Salary Deferral Plan

The preceding Sections of this Article IV notwithstanding, a Participant who takes a hardship withdrawal (as defined in Code Section 401(k)(2)(B)(i)(IV)) from the Qualified Salary Deferral Plan or any other qualified plan maintained by the Employer or an Affiliated Employer may not make Employee Deferrals or receive corresponding Employer Matches under this Plan until the end of the Plan Year in which the 6 month suspension period (or such longer time as required by law) following the receipt of the hardship withdrawal concludes. The Plan Administrator shall automatically suspend the Participant’s Employee Deferrals for such period.”

5.	Section 6.1(a) of the Plan is amended and restated in its entirety to read as follows:

“(a) Termination of Service

Except in the case of a Participant who began receiving a distribution of his Account in installments beginning in the 2005 Plan Year or earlier, if the service of a Participant with the Employer shall be terminated for any reason other than death, such Participant’s Account shall be paid to him by the Employer in a single lump sum. Payment of such benefits shall be made on the later of December 31 or six (6) months following such termination of service. The amount of any lump sum distribution shall be based on the value of the Participant’s Account as of the immediately preceding Valuation Date.”

A Participant who began receiving a distribution of his Account in installments beginning in the 2005 Plan Year or earlier shall continue to have his Account distributed to him under the applicable installment schedule, as previously provided in the Plan.

6.	Section 6.1(c) of the Plan is amended and restated in its entirety to read as follows:

“(c) Change in Control

In the event that a Change in Control occurs with respect to the Company, if a Participant has timely elected pursuant to Section 4.1(b)(1) to receive a distribution upon Change in Control, his Account shall be paid to him by the Employer in a lump sum. Payment of such benefit shall be made as of the first day of the calendar month following the Change in Control, with the amount of such distribution based on the value of the Participant’s Account as of the Valuation Date immediately preceding such payment date.”

7.	Sections 6.2 and 6.3 of the Plan are hereby deleted in their entirety and all references to “In-Service Withdrawals” are hereby removed from the Plan.

8.	New Section 9.3 is hereby added to the Plan as follows:

9.3 Compliance with Code Section 409A
Notwithstanding the provisions of Section 9.1 and 9.2 above, no such amendment or termination shall be permitted if it would result in the imposition of the additional 20% tax on a Participant’s accrued benefit as of the date of such action as provided in Code Section 409A and the regulations and guidance issued thereunder, or would otherwise adversely affect a Participant’s accrued benefit as of the date of such action.

IN WITNESS WHEREOF, The St. Joe Company has caused this Amendment to be executed, effective as of the date first set forth above, by its duly authorized officer.

THE ST. JOE COMPANY

Dated: September 18, 2006	By: /s/ Jay Romans Jay Romans Senior Vice President, Human Resources